Date: For Release: Contact(s):	October 26, 2006 Upon Receipt Media	Investors

	Joshua King 860/547-2293 joshua.king@thehartford.com	Kim Johnson 860/547-6781 kimberly.johnson@thehartford.com

Shannon Lapierre 860/547-5624 shannon.lapierre@thehartford.com

The Hartford Reports Record Third Quarter Net Income of $758 Million, up 41 Percent

Strong results in both life and property and casualty operations drive double- digit growth in book value per share; Company raises full year outlook

HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies, today reported third quarter 2006 net income of $758 million, or $2.39 per diluted share. The Hartford’s core earnings in the third quarter of 2006 were $727 million, or $2.30 per diluted share. Financial performance for the third quarter of 2006 compared with the third quarter of 2005 is provided in the table below.

Summary
(in millions except per share data)	Quarterly Results
	3Q ‘05	3Q ‘06	Change
Net income	$539	$758	41%

Net income per diluted share	1.76	2.39	36%

Core earnings[1]	556	727	31%

Core earnings per diluted share[1]	1.81	2.30	27%

Assets under management[1]	315,871	350,896	11%

Book value per share (ex. AOCI)[1]	49.04	55.81	14%

1 This is a financial measure not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

“The Hartford’s third quarter was very strong,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “Good underwriting results before catastrophes, the light storm season and favorable development from prior year storms produced an excellent quarter for property and casualty. Significant increases in mutual fund, 401(k) plan and Japan annuity assets under management contributed to life operations profitability.

“The quarter benefited from a number of distribution and product initiatives underway throughout the company. We appointed many new agents in our personal and commercial lines businesses who are now recommending and selling The Hartford’s products, and our more experienced mutual fund wholesaling force boosted sales. On the product front, we are quickly establishing ourselves as a standout provider of innovative solutions for business owners, helping them grow their wealth and protect their business property and risks, and providing insurance and retirement products for their workforce.

“These and other key efforts helped us once again meet our goal of double-digit growth in book value per share and deliver a return on equity at the top of our target range. Given our excellent year-to-date results and strong capital position, we announced last week that we plan to repurchase up to $300 million of common stock and that we increased our dividend by 25 percent,” added Ayer.

REVIEW OF BUSINESS UNIT RESULTS

Life Operations

“Our diversified life businesses performed very well this quarter. Assets under management crossed the $300 billion milestone for the first time and both individual life insurance in-force and group benefits premiums grew 9 percent over the prior year. We continue to have terrific success with our family of mutual funds, with sales nearly doubling over the prior year quarter to $2.6 billion,” Ayer said.

“Looking ahead, we see tremendous opportunities in helping the aging population secure their financial futures. We have already launched annuities that guarantee income for life and provide important options, such as a facility care benefit that can pay for nursing home or assisted living care. By developing innovative income and longevity solutions, we can build on our distribution strengths and meet the evolving needs of the retirement marketplace,” added Ayer.

Net income for The Hartford’s life operations was $428 million for the third quarter of 2006, 24 percent higher than the $346 million reported in the third quarter of 2005. As of September 30, 2006, total assets under management in life operations of $302 billion were 12 percent higher than one year earlier.

Retail Products Group

Advancing equity markets, higher sales productivity, and new variable annuity offerings combined to drive The Hartford’s retail products sales and deposits to $5.8 billion for the third quarter of 2006, 38 percent higher than the prior year. Total retail assets under management grew 9 percent since September 30, 2005, to a record $155 billion at the end of the quarter. Net income rose 7 percent to $184 million.

During the quarter, The Hartford introduced two new lifetime income features for its variable annuity product portfolio. Lifetime Income Builder II provides guaranteed income for life with income amounts that can increase over time. This popular feature was selected on nearly 30 percent of new variable annuity sales in September 2006. Another new feature, Lifetime Income Foundation, provides principal protection and a guaranteed lifetime income for a low annual fee.

In the third quarter of 2006, individual annuity sales and deposits increased 12 percent over the prior year period to $3.1 billion. Higher interest rates offered on fixed annuities lifted sales to $458 million, while variable annuity sales and deposits were $2.7 billion in the quarter. Market appreciation on variable annuity assets under management significantly outpaced the quarter’s net outflows of $988 million. Variable annuity assets under management ended the quarter at $108 billion, up 2 percent sequentially and 5 percent higher than September 30, 2005.

A more seasoned mutual fund wholesaling team generated sales in retail mutual funds this quarter of $2.6 billion, nearly double third quarter 2005 sales. Net sales of $1.2 billion in the third quarter and good fund performance drove total mutual fund assets under management to $36 billion as of September 30, 2006.

Retirement Plans

In The Hartford’s 401(k) business, sales and deposits were $903 million in the third quarter of 2006, up 14 percent from the prior year. Independent financial advisors continued to recommend The Hartford’s plans as a good fit for small- and mid-sized businesses. To support this rapidly growing business segment, the company expanded its retirement plan offerings with two new products this quarter: a 401(k) product targeted to businesses with 200 to 2,500 employees and a 403(b)(7) offering, primarily for healthcare and education markets.

401(k) assets under management reached $12 billion at the end of the quarter, up 31 percent from one year earlier. Total assets under management in retirement plans were $23 billion as of September 30, 2006, a 17 percent increase from one year earlier. Net income grew 5 percent over the prior year to $21 million.

Institutional Solutions Group

In the institutional solutions group, sales and deposits for the quarter were $1.2 billion, down 28 percent from the prior year, due to fewer large sales than a year ago. Sales to institutions can vary significantly quarter-to-quarter based on the interest rate and competitive environment. As a new platform for growth, The Hartford recently introduced a consumer notes program, which offers fixed income securities to the public.

Positive net flows, particularly from The Hartford’s institutional investor notes, drove assets under management to $48 billion as of September 30, 2006, an increase of 15 percent from one year earlier. Third quarter 2006 net income of $24 million was flat to the prior year.

Individual Life

Individual life reported record third quarter 2006 sales of $68 million, 10 percent higher than the prior year. The company increased sales through its core financial advisor distribution channel, while continuing its recent expansion in the life professional and high net worth markets. Variable life insurance represented 40 percent of new sales, significantly higher than industry averages. In the most recent Tillinghast Value Survey, The Hartford ranked number two in variable life sales in the first half of 2006.

The Hartford is helping customers navigate their estate planning needs in the unsettled estate tax environment, launching a more competitive survivorship variable life product that covers two lives and pays a death benefit upon the second death. In addition, as part of The Hartford’s efforts to reach more small businesses, the company unveiled a new program focused on life insurance planning techniques to help ensure business continuity and grow wealth for small business owners.

Life insurance in-force and account values grew 9 percent since September 30, 2005. Net income in individual life was up 2 percent in the third quarter of 2006 to $46 million. Net income in the third quarter of 2005 benefited from unusually favorable mortality.

Group Benefits

Group benefits fully insured sales for the third quarter of 2006 were $175 million, up 11 percent from the prior year, with disability sales up 13 percent and life sales up 5 percent. Fully insured premiums of $1 billion were up 9 percent over the third quarter of 2005. Net income also grew 9 percent to $74 million as The Hartford continued to demonstrate strong financial discipline through stable loss and expense ratios.

Based on LIMRA International’s mid-year 2006 report on in-force premium for U.S. companies, The Hartford maintained its number two ranking in fully insured group disability insurance and captured the number four spot for group life, up from number six in 2005.

International

Variable annuity sales and deposits in Japan were ¥138 billion or $1.2 billion for the third quarter of 2006, 56 percent below the third quarter of 2005 on a yen basis, as a result of continued strong competition from both domestic and foreign companies. Net flows for variable annuities were ¥96 billion or $824 million for the quarter.

In response to the evolving and growing Japanese retirement market, The Hartford introduced a new variable annuity product on September 1, V3 Equity 40, which features a more competitive 10-year minimum deferral period before the flow of guaranteed payments begins. The company intends to complete its new product launch with all distributors by the end of 2006.

Growth in assets under management in Japan and improved operational efficiency drove strong earnings growth. Total assets under management increased 34 percent from one year earlier to ¥3.5 trillion or $30 billion as of September 30, 2006. Total net income for the international business rose 68 percent to $47 million.

Property and Casualty Operations

“Property and casualty had a great quarter with strong underwriting results in what is an increasingly competitive marketplace. We benefited from new agency appointments and AARP marketing efforts. New products, such as Dimensions with Auto Packages and an enhanced professional liability product for small technology firms, are providing customers with greater flexibility,” said Ayer.

Written premiums for The Hartford’s property and casualty operations in the third quarter of 2006 were $2.7 billion, up 3 percent over the third quarter of 2005. Strong written premiums growth in personal lines and small commercial were partially offset by declines in the company’s specialty commercial business. Written premiums would have increased 1 percent over the prior year without the effect of $60 million in reinsurance reinstatement premiums incurred in the third quarter of 2005.

Property and casualty operations net income for the third quarter of 2006 was up 64 percent over the prior year to $381 million. Net income in the third quarter of 2005 was significantly affected by Hurricanes Katrina and Rita. During the third quarter of 2006, the company increased reserves by $43 million, pre-tax, as a result of its annual environmental study.

The combined ratio for property and casualty ongoing operations was 90.4 percent in the third quarter of 2006, compared with 97.9 percent in the year-ago period. This quarter’s combined ratio included 1.9 points for current year catastrophe losses, as well as 1.1 points or $39 million, pre-tax, of net favorable prior year development primarily related to a release of catastrophe reserves from the 2004 and 2005 hurricanes.

Business Insurance

Written premiums for business insurance were $1.3 billion for the third quarter of 2006, 6 percent higher than the third quarter of 2005. Written premiums would have increased 5 percent without the effect of the reinsurance reinstatement premium in 2005. Business insurance reported growth in both its small commercial and middle market businesses.

Strong customer retention and increased distribution through new agent appointments contributed to third quarter small commercial written premiums growth of 8 percent over the prior year to $657 million. This quarter, The Hartford launched an enhanced version of its professional liability insurance product for small technology firms with increased liability limits.

In middle market, third quarter 2006 written premiums were up 3 percent over the prior year to $637 million, due to improved customer retention. The company also continued its success with industry-specific products with the introduction of a new professional liability insurance product for small- to mid-sized business services firms.

The business insurance combined ratio of 90.4 percent for the third quarter of 2006 included 1.9 points of current year catastrophe losses and 1.5 points of net favorable prior year reserve development. Excluding catastrophes and prior year development, the combined ratio was 90.0 for the third quarter of 2006, 1 point higher than the prior year.

Personal Lines Insurance

Strong new business growth in both the company’s AARP and agency businesses contributed to $1 billion in personal lines written premiums for the third quarter of 2006. This represented a 9 percent increase over the prior year, or 6 percent excluding the impact of reinsurance reinstatement premiums in 2005. New business in AARP rose sharply as a result of increased direct response advertising. Solid retention and new customer acquisition drove AARP written premiums up 12 percent over the third quarter of 2005.

Third quarter 2006 written premiums for the company’s agency business increased by 11 percent over the prior year. During the quarter, The Hartford introduced its new auto insurance product, Dimensions with Auto Packages, in 18 states. This new product offers customers more flexibility with four unique bundles of features to match individual insurance needs. In addition, The Hartford continued to increase its distribution capabilities in personal lines, appointing nearly 500 new agencies during the most recent quarter. Over 5,400 agencies can now distribute The Hartford’s personal lines products, up from approximately 4,000 at the beginning of the year.

Personal lines reported a combined ratio of 90.7 percent for the quarter, including 2.3 points of current year catastrophe losses and 0.7 points of net favorable prior year reserve development. Excluding catastrophes and prior year development, the combined ratio was 89.0 for the third quarter of 2006, compared with 86.7 in the prior year.

Specialty Commercial Insurance

Written premiums in specialty commercial were $383 million in the third quarter of 2006, down 16 percent from the prior year. Excluding the effect of the 2005 reinsurance reinstatement premium, the company would have reported a 19 percent decline in written premiums for specialty commercial, and a 23 percent decline in specialty property in the third quarter of 2006 as compared with the prior year. The Hartford continued to be highly selective in its specialty property business, adjusting its exposures in catastrophe-prone areas.

Specialty commercial reported a combined ratio of 89.4 percent for the third quarter of 2006, including 0.7 points of current year catastrophe losses and 0.5 points of net favorable prior year reserve development. Excluding catastrophes and prior year development, the combined ratio was 89.2, compared with 98.2 in the third quarter of 2005.

2006 GUIDANCE

The Hartford reported core earnings for the first nine months of 2006 of $2.1 billion, or $6.68 per diluted share. Based on current information, The Hartford expects 2006 core earnings per diluted share to be between $8.75 and $8.95. The company’s previous guidance range was $8.50 to $8.80 per diluted share. This guidance excludes any unusual or unpredictable benefits or charges that might occur during the balance of 2006. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance. Core earnings also exclude all realized gains and losses, except for certain gains and losses, such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap.

Among other assumptions, this guidance incorporates detailed assumptions supporting the outlook for the company as a whole and for each business segment provided in the Management’s Discussion and Analysis section in the company’s Form 10-Q filed today, and the company’s 2005 Annual Report on Form 10-K. The guidance also assumes the following:

•	U.S. equity markets produce an annualized return of 9 percent (7.2 percent stock price appreciation and 1.8 percent dividends) from the S&P 500 level of 1,336 on September 29, 2006;

•	The final resolution of the previously disclosed market timing and directed brokerage matters at the after-tax incurred expense to date of $95 million (the ultimate cost to the company of these matters could materially exceed this amount);

•	An after-tax expense of $17 million in the fourth quarter of 2006 related to the redemption of $500 million of the company’s 7.45 percent junior subordinated debentures due 2050 underlying the trust preferred securities issued by Hartford Capital III; and

•	A pre-tax underwriting loss of $395 million from other operations in property and casualty for the full year 2006. In the last several years, these underwriting losses have differed materially from the assumptions incorporated in guidance. The company will review its HartRe assumed reinsurance liabilities in the fourth quarter of 2006.

The company’s actual experience in 2006 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth in the company’s Form 10-Q, significant changes in estimated future earnings on investment products caused by changes in the equity markets, DAC amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual grounds-up reviews of long-term latent casualty exposures, including asbestos and environmental claims and the recoverability of reinsurance for these claims.

CONFERENCE CALL

The Hartford will discuss its third quarter 2006 results, along with 2006 guidance, in a conference call on Friday, October 27, 2006, at 10:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at www.thehartford.com/ir/index.html

More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the third quarter of 2006, which is available on The Hartford’s Web site, www.thehartford.com.

ABOUT THE HARTFORD

The Hartford, a Fortune 100 company, is one of the nation’s largest financial services and insurance companies, with 2005 revenues of $27.1 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.

DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES

The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.

The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three and nine months ended September 30, 2005 and 2006 is set forth in the results by segment table.

Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three and nine months ended September 30, 2005 and 2006 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the third quarter of 2006.

Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three and nine months ended September 30, 2005 and 2006 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the third quarter of 2006.

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items which typically fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2005 and 2006 is set forth in the results by segment table.

Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.

The profitability of the Business Insurance, Personal Lines and Specialty Commercial underwriting segments are evaluated by The Hartford’s management primarily based upon underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred claims, claim adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-14 of The Hartford’s Investor Financial Supplement for the third quarter of 2006.

A catastrophe is a severe loss, resulting from natural or man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.

The 2006 earnings guidance presented in this release is based on the financial measure core earnings. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

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THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
LIFE	2005	2006	Change	2005	2006	Change
Retail Products Group
Individual Annuity	$158	$170	8%	$435	$485	11%
Other Retail [1]	14	14	—	12	41	NM

Total Retail Products Group	172	184	7%	447	526	18%
Retirement Plans	20	21	5%	54	64	19%
Institutional Solutions Group	24	24	—	66	75	14%
Individual Life	45	46	2%	123	139	13%
Group Benefits	68	74	9%	191	216	13%
International	28	47	68%	63	145	130%
Other [2] [3]	(11)	32	NM	(31)	(83)	(168%)

Total Life net income	346	428	24%	913	1,082	19%
Less: net realized capital gains (losses), after-tax [4]	(18)	21	NM	32	(129)	NM

Total Life core earnings	$364	$407	12%	$881	$1,211	37%
PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Business Insurance	$125	$123	(2%)	$384	$454	18%
Personal Lines	71	89	25%	386	321	(17%)
Specialty Commercial	(143)	41	NM	(98)	45	NM

Total Ongoing Operations underwriting results	53	253	NM	672	820	22%
Net servicing income	12	15	25%	40	45	13%
Net investment income	279	299	7%	797	886	11%
Other expenses	(50)	(40)	(20%)	(146)	(168)	15%
Net realized capital gains (losses)	2	11	NM	24	(15)	NM
Income tax expense	(78)	(163)	109%	(413)	(464)	12%

Ongoing Operations net income	218	375	72%	974	1,104	13%

Other Operations [5]
Other Operations net income (loss)	15	6	(60%)	45	(83)	NM
Total Property & Casualty net income	233	381	64%	1,019	1,021	—
Less: Net realized capital gains (losses), after-tax [4]	1	10	NM	32	(6)	NM

Total Property & Casualty core earnings	$232	$371	60%	$987	$1,027	4%

CORPORATE
Total Corporate net loss	$(40)	$(51)	(28%)	$(125)	$(141)	(13%)

CONSOLIDATED
Net income	$539	$758	41%	$1,807	$1,962	9%
Less: Net realized capital gains (losses), after-tax [4]	(17)	31	NM	63	(135)	NM
Core earnings	$556	$727	31%	$1,744	$2,097	20%

PER SHARE DATA
Diluted earnings per share
Net income	$1.76	$2.39	36%	$5.94	$6.25	5%
Core earnings	$1.81	$2.30	27%	$5.73	$6.68	17%
Book value per share
Book value per share (including AOCI)	$51.02	$56.01	10%
Per share impact of AOCI	$1.98	$0.20	(90%)
Book value per share (excluding AOCI)	$49.04	$55.81	14%

[1] Included in the nine months ended September 30, 2005 is an expense of $24, after-tax, which was an estimate of the termination value of a provision of an agreement with a mutual fund distribution partner.

[2] Includes charges of $66, after-tax, and $7, after-tax, for the nine months ended September 30, 2005 and 2006, respectively, to reserve for investigations by the SEC and New York Attorney General’s Office related to market timing, by the SEC related to directed brokerage, and by the New York Attorney General’s Office and the Connecticut Attorney General’s Office related to single premium group annuities.

[3] Included in the nine months ended September 30, 2006 is a $34, after-tax, benefit due to a reduction in reserves related to leveraged, corporate-owned life insurance products following the favorable outcome of several cases during the first quarter of 2006.

[4] Includes those net realized capital gains not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.

[5] The nine months ended September 30, 2006 includes a charge of $158, after-tax, as a result of the agreement with Equitas and the Company’s evaluation of the reinsurance recoverables and allowance for uncollectible reinsurance associated with older, long-term casualty liabilities.

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include, without limitation, the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company’s statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the company’s potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential changes in Federal or State tax laws; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, 2005 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.